Exhibit 10.1

L.B. FOSTER COMPANY
EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN
(As Amended and Restated)
1.Purpose of the Plan
The purpose of the L.B. Foster Company Executive Annual Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing incentives to officers and certain other key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company's significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company's long-term success.
2.Definitions
For the purpose of the Plan, the following definitions shall apply:
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” means (i) termination due to (a) willful or gross neglect of duties or (b) willful misconduct in the performance of such duties, so as to cause material harm to the Company, (ii) termination due to the Participant committing fraud, misappropriation or embezzlement in the performance of such Participant’s duties or (iii) termination due to the Participant committing any felony of which such Participant is convicted and which, as determined in good faith by the Committee, constitutes a crime involving moral turpitude and results in material harm to the Company. The Committee shall make all determinations of whether the Participant was terminated for Cause and any such determination shall be final and conclusive.
(c)“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.
(d)“Change of Control” means the first to occur of any of the following: (i) the consummation of any merger, consolidation or business combination in which the shareholders of L.B. Foster Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent company; (ii) the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions; (iii) the acquisition of beneficial ownership or control (including, without limitation, power to vote) of a majority of the outstanding common stock of the L.B. Foster Company by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company’s common stock); or (iv) a contested election of directors, as a result of which or in connection with which the persons who were directors of the L.B. Foster Company before such election or their nominees cease to constitute a majority of the Board.
(e)“Clawback Policy” means the L.B. Foster Company Amended and Restated Executive Recoupment Policy (as may be amended and restated from time to time).

(f)“Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, which shall, with respect to awards and payments of awards hereunder intended to qualify as Performance-Based Compensation, be comprised solely of two or more “outside directors” (as defined under Section 162(m)).
(g)“Company” means L.B. Foster Company and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.
(h)“Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss of any payment of compensation by the Company under the Plan or any award granted thereunder.
(i)“Participant” means any person: (1) who satisfies the eligibility requirements set forth in Paragraph 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.
(j) “Performance-Based Compensation” means compensation under the Plan that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m). (Effective for tax years after 2017, the performance-based compensation exception under Section 162(m) was repealed, provided, however, that notwithstanding such repeal, the performance-based compensation exception under Section 162(m) is subject to a transition rule for remuneration that is payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified thereafter. For the avoidance of doubt, it is the intent of the Company to preserve the Performance-Based Compensation that is or may be payable under this Plan to the maximum extent permissible by law.)
(k) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.
(l)“Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee“ cash flow; cash flow from operations); earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; days sales outstanding on receivables; capital expenditures; debt; debt reduction; working capital (including as a percentage of sales); return on investment; return on sales; return on invested capital; net or gross sales; gross profit on sales; material gross profit (gross profit on material portion of sales); performance profit (operating income minus an allocated charge approximating the Company's cost of capital, before or after tax); purchase variance; delivery variance; quality; customer satisfaction; comparable site sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity or capital employed; total stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation and amortization; operating profit or net operating profit; non-performing assets; asset sale targets; value of assets; employee retention/attrition rates; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.
Prior to the repeal of the exception relating to performance-based compensation under Section 162(m), Performance Goals for Performance-Based Compensation were required to be based on Performance Measures in order to comply with the requirements for the qualified performance-based compensation exception under Section 162(m). For the avoidance of doubt, awards that are not intended to be Performance-Based Compensation, including awards to Participants who are “covered employees” under Section 162(m) on or after January 1, 2018 and that are not tax-deductible under Section 162(m), may be based on Performance Measures set forth above.
To the extent consistent with Section 162(m), the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of events that occur during a Performance Period, including the following: the impairment of tangible or intangible assets; asset write-downs; changes in inventory methods; effects of price escalators; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/or losses; expenses related to stock offerings and stock repurchases; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management's discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company's annual report for the applicable period.
(m)“Performance Period” means, in relation to any award, the calendar year or other fiscal period within the calendar year of less than 12 months for which a Participant's performance is being calculated, with each such period constituting a separate Performance Period.
(n)“Retirement” means retirement of a Participant as determined and authorized by the Committee.
(o)“Section 162(m)” shall mean Section 162(m) of the Code and the regulations and other binding guidance promulgated thereunder.
(p)“Section 409A” shall mean Section 409A of the Code and the regulations and other binding guidance promulgated thereunder.
(q)“Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.
3.Administration of the Plan
(a)The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee's Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, other than with respect to Performance-Based Compensation, delegate such of its powers and authority under the Plan to the Company's officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in the Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.
(b)Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
(c)Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
(d)The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed)
4.Participation in the Plan
Officers and key employees of the Company, as determined by the Committee, shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.Incentive Compensation Awards
(a)The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be awarded and paid under the Plan to a Participant for any calendar year for any Performance-Based Compensation shall not exceed USD $1,500,000.

(b)With respect to awards that are intended to be performance-based compensation under Section 162(m), each award shall be conditioned upon the achievement of one or more Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award of Performance-Based Compensation, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award for such Performance-Based Compensation may be paid so long as the Performance Goals have been achieved.
(c)The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion, may increase or reduce the amount of any award to a Participant if it concludes that such increase or reduction is necessary or appropriate based upon: (i) an evaluation of such Participant's performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company's industry; (iii) the Company's financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m).
6.Payment of Individual Incentive Awards
(a)After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.
Unless otherwise determined by the Committee or provided herein, Participants who have terminated employment with the Company prior to the actual payment of an award for any reason shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period. If a Participant's employment with the Company should terminate prior to the Payment Date by reason of death, Retirement or Total and Permanent Disability, the Participant's award shall be prorated to reflect the period of service during the Performance Period prior to death, Retirement or Total and Permanent Disability, and shall be paid either to the Participant or, as appropriate, the Participant's estate, subject to the Committee's certification that the applicable Performance Goals and other material terms have been met. For purposes of this subparagraph, the prorated portion of an award shall be based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period.

    (b)    In the event of a Change of Control during a Participant’s employment with the Company, in lieu of the payment provided in subparagraphs 6(a) hereof, the Participant shall be entitled to receive a lump sum cash payment equal to a pro rata target bonus for the year in which the Change of Control occurs, which shall be based on the portion of such year that the Participant was employed by the Company prior to the effective date of the Change of Control; provided, however, that the Committee may, in its sole discretion, determine that the Participant is not entitled to such payment upon a Change of Control. Any payment made pursuant to the immediately preceding sentence shall be made contemporaneous with the Change of Control, or as soon as administratively feasible thereafter (but in no event later than 60 days following the effective date of the Change of Control). For purposes of this subparagraph 6(b), the prorated portion of an award shall be based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period through the date of the Change of Control to the total number of months in the Performance Period.
    (c)    The Committee shall determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee. All deferrals shall be made in accordance with the terms and procedures of the deferred compensation plan under which any such amounts are deferred.
7.Amendment or Termination of the Plan
While the Company intends that the Plan shall continue in force from year to year, the Committee reserves the right to amend, modify or terminate the Plan at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Paragraph 7 may be authorized and performed by the Committee in its sole and absolute discretion.
Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of the Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.
8.Rights Not Transferable
A Participant's rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant's death, to the Participant's designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.
9.Funding/Payment
The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned Award is not paid by the Payment Date due to administrative impracticality, such earned Award will be paid, without earnings, as soon as administratively practicable thereafter.
10.Withholdings
The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant's participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.
11.No Employment or Service Rights
Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant's employment for any reason.
12.Other Compensation Plans
Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company, including arrangements that are not intended to comply with Section 162(m) of the Code.
13.Governing Law
The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.
14.Effective Date
    The Plan, as amended and restated, became effective on October 24, 2023. Notwithstanding the foregoing, or anything else contained herein to the contrary, with respect to any Performance-Based Compensation to be paid under the Plan with respect to a written binding contract that was in effect on November 2, 2017, all terms and conditions of the payment of any such compensation shall be governed by the terms and conditions of this Plan and any underlying documents that combined to constitute the applicable written binding contract relating to such compensation that was in effect on November 2, 2017.

15.    Clawback
    All awards under this Plan shall be subject to the terms and conditions set forth in the Clawback Policy. To the extent the Clawback Policy is applicable to a Participant, it creates additional rights for the Company with respect to awards provided to the Participant under this Plan. Any award granted under this Plan will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting an award under this Plan, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup an award, any gains or earnings related to an award, or any other applicable compensation subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A.